Exhibit 4.4

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

PREFERRED STOCK PURCHASE WARRANT

Warrant No. 6	Number of Shares: 150,000, subject to adjustment Series A Preferred Stock

BAYHILL THERAPEUTICS, INC.

Effective as of March 15, 2004

Void after March 15, 2011

1. Issuance. This Preferred Stock Purchase Warrant (the “Warrant”) is issued to LIGHTHOUSE CAPITAL PARTNERS IV, L.P. by BAYHILL THERAPEUTICS, INC., a Delaware corporation (hereinafter with its successors called the “Company”).

2. Purchase Price; Number of Shares. The registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $1.00 (the “Purchase Price”), 150,000 (the “Exercise Quantity”) fully paid and nonassessable shares of the Company’s Series A Preferred Stock, $0.001 par value (the “Preferred Stock”).

On October 1, 2004, the Exercise Quantity shall automatically increase by such additional number of shares as is calculated by dividing (A) two percent (2%) of the Aggregate Advances by (B) the Purchase Price.

In addition to other terms which may be defined herein, the following terms, as used in this Warrant, shall have the following meanings:

(i) “Aggregate Advances” means all Advances made under the Loan Agreement at a given date.

(ii) “Loan Agreement” means that certain Loan and Security Agreement No. 3791 dated March 15, 2004 between the Company and Lighthouse Capital Partners V, L.P.

Any term not defined herein shall have the meaning as set forth in the Loan Agreement.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

1.

4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

X	=	Y(A-B)
A

where: X =	the number of shares of Preferred Stock to be issued to the Holder pursuant to this Section 4.

Y =	the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

A =	the Fair Market Value (defined below) of one share of Preferred Stock, as determined at the time the net issue election is made pursuant to this Section 4.

B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a share of Preferred Stock (or fully paid and nonassessable shares of the Company’s common stock, $0.001 par value (the “Common Stock”) if the Preferred Stock has been automatically converted into Common Stock) as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i) If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

(ii) If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a) If traded on a securities exchange or the Nasdaq National Market, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible;

(b) If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; and

(c) If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.

2.

5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6. Fractional Shares. In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional share of Preferred Stock, this Warrant shall be exercisable for the next higher number of full shares of Preferred Stock, such that a full share shall be issuable in lieu of such fractional share, provided that the Company shall not issue a full share with respect to any such fractional share in connection with a net issuance exercise pursuant to Section 4.

7. Expiration Date; Automatic Exercise. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”): (a) March 15, 2011, or (b) the sale, conveyance or disposal of all or substantially all of the Company’s property or business or the Company’s merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (a “Merger”), provided that this Section 7(b) shall not apply to a merger effected exclusively for the purpose of changing domicile of the Company. Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the Company are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed. Notwithstanding the foregoing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 4 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence.

8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Preferred Stock and Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10. Adjustments for Diluting Issuances. The other antidilution rights applicable to the Preferred Stock and the Common Stock of the Company are set forth in the Amended and Restated Certificate of Incorporation, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit A. Such rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Preferred Stock without such Holder’s prior written consent. The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made.

11. Reclassifications. In the case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Holder, upon exercise hereof at any time after the consummation of such reclassification, change or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto at a total price not to exceed that payable upon the exercise of this Warrant in full.

3.

12. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least twenty (20) business days prior to the date specified in such notice on which any such action is to be taken.

14. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The shares of Preferred Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c) The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof would not, if issued on the date hereof (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity that has not been obtained, made or waived.

(d) As long as this Warrant is, or any shares of Preferred Stock issued upon exercise of this Warrant or any shares of Common Stock issued upon conversion of such shares of Preferred Stock are, issued and outstanding, the Company shall deliver to the Holder of this Warrant or the Holder of at least fifty percent (50%) of the shares of Preferred Stock initially issuable upon exercise of this Warrant (as adjusted for stock splits, stock dividends and similar events) or shares of Common Stock issued upon conversion of such shares: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a Company prepared balance sheet, income statement and cash flow statement covering the Company’s operations during such period; (b) commencing with Company’s 2003 fiscal year, as soon as available, but in any event within one hundred twenty (120) days after the end of the Company’s fiscal year or such other time period as is approved by the Borrower’s Board of Directors, audited financial statements of the Company prepared in accordance with generally accepted

4.

accounting principles, consistently applied, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Holder; provided however, the audited financial statements for the 2003 fiscal year only may be subject to a qualified opinion; and (c) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by the Company to all its security holders.

(e) As of the date hereof, the authorized capital stock of the Company consists of (i) 26,562,501 shares of Common Stock, of which 2,515,958 shares are issued and outstanding and 150,000 shares are reserved for issuance upon the exercise of this Warrant with respect to Common Stock and the conversion of the Preferred Stock into Common Stock if this Warrant is exercised with respect to Preferred Stock, and (ii) 16,550,000 shares of Series A Preferred Stock, of which 14,550,000 are issued and outstanding shares. Attached hereto as Exhibit B is a capitalization table summarizing the capitalization of the Company. Once per calendar quarter, the Company will provide Holder with a current capitalization table indicating changes, if any, to the number of outstanding shares of common stock and preferred stock.

15. Registration Rights. The Company hereby grants to Holder the registration rights set forth in Section 1 of the Amended and Restated Investor Rights Agreement, dated as of July 31, 2002 (the “Rights Agreement”), subject to the terms and conditions therein, as may be amended from time to time, and the Company hereby agrees, subject to consent of other parties to the Rights Agreement, that (i) Holder shall be deemed to be a “Holder” for purposes of Section 1 of the Rights Agreement and (ii) to include the Common Stock issuable upon conversion of the Preferred Stock issuable upon exercise of the Warrants as “Registrable Securities” thereunder.

16. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder.

17. Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a) Investment Purpose. The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Accredited Investor. Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(c) Private Issue. The Holder understands (i) that the Preferred Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 17.

(d) Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(e) Market Standoff. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, the Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than any disposed of in the registration and those acquired by the Holder in the registration or thereafter in open market transactions) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

5.

18. Notices, Transfers, Etc.

(a) Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b) Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant and an indemnification agreement.

19. No Impairment. The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

20. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.

21. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

22. Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

23. Qualifying Public Offering. If the Company shall effect a firm commitment underwritten public offering of shares of Common Stock which results in the conversion of the Preferred Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

6.

24. Value. The Company and the Holder agree that the value of this Warrant on the date of grant is $50.

BAYHILL THERAPEUTICS, INC.

By:	/s/ John P. Walker
Name:	John P. Walker
Title:	Chairman

7.

Subscription

To:

Date:

The undersigned hereby subscribes for                                  shares of Preferred Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

1.

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase shares of Preferred Stock pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

1.

Assignment

For value received                                                                                                                            hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                                                                                                        its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

1.

EXHIBIT A

Amended and Restated Certificate of Incorporation

See attached pages.

1.

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TOLERION, INC.”, CHANGING ITS NAME FROM “TOLERION, INC.” TO “BAYHILL THERAPEUTICS, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF NOVEMBER, A.D. 2002, AT 9 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
3313381 8100	AUTHENTICATION: 2099195

020713033	DATE: 11-19-02

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THAT THE SAID “TOLERION, INC.”, FILED A CERTIFICATE OF AMENDMENT, CHANGING ITS NAME TO “BAYHILL THERAPEUTICS, INC.”, THE NINETEENTH DAY OF NOVEMBER, A.D. 2002, AT 9 O’CLOCK A.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor. Secretary of State
3313381 8320	AUTHENTICATION: 2100170

020714536	DATE: 11-20-02

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/19/2002
020713033 – 3313381

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

TOLERION, INC.

John P. Walker, for and on behalf of Tolerion, Inc., a Delaware corporation (the “Company”), hereby certifies as follows:

1. That he is the duly elected and acting Chief Executive Officer of the Company;

2. That the original name of the Company was Sun Vax, Inc. and the date on which the Certificate of Incorporation of the Company was originally filed with the Security of State of the State of Delaware was December 6, 2000;

3. That a Certificate of Amendment of the Certificate of the Company was filed with the Secretary of State of the State of Delaware on April 5, 2002;

4. That an Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 23, 2002;

5. That a Restated Certificate of Incorporation (the “Restated Certificate”) of the Company was filed with the Secretary of State of the State of Delaware on July 31, 2002;

6. That a Certificate of Correction was filed with the secretary of the State of the State of Delaware on October 23, 2002;

7. That the Board of Directors of the Company, acting in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, and the stockholders of the Company, acting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions and declared the advisability of such resolutions to amend the Restated Certificate of the Company as set forth herein; and

8. That Article I of the Restated Certificate shall be amended and restated to read in its entirety as follows:

“The name of the corporation (hereinafter called the “Company”) is Bayhill Therapeutics, Inc.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of November 19th 2002.

TOLERION, INC.

By:	/s/ John P. Walker
John P. Walker
Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF TOLERION, INC.

AMENDED STATEMENT BY

FOREIGN CORPORATION

BAYHILL THERAPEUTICS, INC.

(Name of Corporation)

a corporation organized and existing under the laws of Delaware, and which is presently qualified for the transaction of intrastate business in the State of California, makes the following statement:

That the name of the corporation has been changed to that hereinabove set forth and that the name relinquished at the time of such change was

TOLERION, INC.

BAYHILL THERAPEUTICS, INC.
(Name of Corporation)

/s/ Alan C. Mendelson
(Signature of Corporate Officer)

Alan C. Mendelson, Secretary
(Typed Name and Title of Officer Signing)

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “TOLERION, INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2002, AT 9 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
3313381 8100	AUTHENTICATION: 2052992

020657230	DATE: 10-24-02

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/23/2002
020657230 – 3313381

CERTIFICATE OF CORRECTION

OF

RESTATED CERTIFICATE OF INCORPORATION

filed on 07/31/2002

OF

TOLERION, INC.

Alan C. Mendelson, for and on behalf of Tolerion, Inc., a Delaware corporation (the “Company”), hereby certifies as follows:

1.	The name of the corporation is Tolerion, Inc.

2.	The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 6, 2000 at which time the name of the corporation was SunVax, Inc.

3.	A Certificate of Amendment of the Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 5, 2002.

4.	A Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 23, 2002.

5.	A Restated Certificate of Incorporation (the “Restated Certificate”) of the Company was filed with the Secretary of State of the State of Delaware on July 31, 2002, and said Restated Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

6.	The following language was erroneously included in ARTICLE IV, Section A of the Restated Certificate and should be, and hereby is, deleted because the “Reverse Split” discussed therein was effected upon the filing of the Restated Certificate of Incorporation of the Company with the Secretary of State of the Slate of Delaware on April 23, 2002:

“Immediately upon the filing of this Certificate with the Secretary of State of the State of Delaware, each share of the Company’s Common Stock outstanding immediately prior to such filing shall be automatically split to constitute 0.2366 of one share of the Company’s Common Stock. The split of outstanding shares of Common Stock effected by the foregoing sentence of this Section A shall be referred to as the “Reverse Split.”

The Reverse Split shall occur without any further action on the part of the Company or the holder thereof and whether or not certificates representing such holder’s shares prior to the Reverse Split are surrendered for cancellation.

No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Split held by a holder prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of any fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Split shall be rounded down to the nearest whole share of Common Stock if such fractional share is less than  1/2 of one share and shall be rounded up to the nearest whole share of Common Stock if such fractional share is equal to or greater than  1/2 of one share. The Company shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Immediately after the Reverse Split, the rights, preferences, privileges, restrictions and other matters related to the Common Stock are as set forth below in Section C.”

7.	That the Restated Certificate of Incorporation of the Company, as corrected, is set forth in its entirety as Exhibit A hereto.

[S1GNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signal by its Secretary as of October 23, 2002.

TOLERION, INC.

By:	/s/ Alan C. Mendelson
Alan C. Mendelson
Secretary

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

TOLERION, INC.

Tolerion, Inc. (the “Company”), formerly known as SunVax, Inc., organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

I. The name of the Company is Tolerion, Inc.

II. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 6, 2000.

III. A Certificate of Amendment of the Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 5, 2002.

IV. A Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 23, 2002.

V. The Board of Directors of the Company, acting in accordance with Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, and the stockholders of the Company, acting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions and declared the advisability of such resolutions to amend and restate the Certificate of Incorporation of the Company to read in its entirety as follows:

ARTICLE I.

The name of the corporation (hereinafter called the “Company”) is Tolerion, Inc.

ARTICLE II.

The address of the registered office of the Company in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Company in the State of Delaware at such address is Incorporating Services, Ltd.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV.

A. Classes of Stock. This Company is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Company is authorized to issue is 43,112,501 shares. 26,562,501 shares shall be Common Stock, par value $0.001 per share. 16,550,000 shares shall be Preferred Stock, par value $0.001 per share, of which 16,550,000 shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”).

B. Rights, Preferences, and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more classes or series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed under additional series or classes of Preferred Stock, and the number of shares constituting any such series or class and the designation thereof, or of any of them. Subject to compliance with the protective voting rights which have been granted in Section 6 of this Article IV(B) or may hereafter be granted to the Preferred Stock or series or class thereof in the Company’s Restated Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series or class thereof, the rights, privileges, preferences and restrictions of any such additional series or class may be subordinated to, pari passu with (including without limitation, with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series or class, prior or subsequent to the issue of that series or class, but not below the number of shares of such series or class then outstanding. In case the number of shares of any series or class shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series or class.

1. Dividend Provisions. Subject to the rights of series or classes of Preferred Stock which may from time to time come into existence pursuant to the then applicable Protective Provisions, the holders of shares of Series A Preferred Stock shall be entitled to receive noncumulative dividends, at the rate of eight percent (8%) of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock (as adjusted Air any stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like with respect to such shares), out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities of the Company pursuant to an event causing the Conversion Price of the Preferred Stock to be adjusted pursuant to Section 4(d)(iii) hereof) on the Common Stock of the Company, when, as and if declared by the Board of Directors.

As to any additional declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities of the Company pursuant to an event causing the Conversion Price of the Preferred Stock to be adjusted pursuant to Section 4(d)(iii) hereof), outstanding shares of Series A Preferred Stock shall participate with shares of Common Stock, participating as though such shares of Series A Preferred Stock had all been converted into Common Stock.

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of any other class of capital stock by reason of their ownership thereof, an amount per share equal to the Liquidation Preference (as hereinafter defined) specified for each share of Series A Preferred Stock then held by them, plus any declared but unpaid dividends. The Liquidation Preference with respect to each share of Series A Preferred Stock shall mean $ 1.00 per share (the “Series A Original Issue Price”), as adjusted for stock splits, reverse split, stock dividends, combinations, recapitalizations and the like. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

b. Upon the completion of the distributions required by subparagraph (a) of this Section 2, any remaining assets shall be distributed ratably among the holders of Common Stock and the holders of Series A Preferred Stock as if the Series A Preferred Stock had been converted into Common Stock in accordance with Article IV(B)4.

c. A consolidation or merger of the Company with or into any other corporation or corporations that results in a change of greater than 50% of the voting control of the Company, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (a “Change of Control Transaction”), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2 unless holders of at least 66 2/3% of the then outstanding Series A Preferred Stock shall otherwise consent.

d. In any of the events specified in (c) above, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued at follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability;

(A) If traded on a securities exchange or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock; provided, however, that if the Company and the holders of a majority of the then outstanding shares of Preferred Stock are unable to agree; then by independent appraisal by an investment bank selected by the Company and the holders of a majority of the then outstanding shares of Preferred Stock and paid for by the Company.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock; provided, however, that if the Company and the holders of a majority of the then outstanding shares of Preferred Stock are unable to agree, then by independent appraisal by an investment bank selected by the Company and the holders of a majority of the then outstanding shares of Preferred Stock and paid for by the Company.

(iii) In the event the requirements of Section 2 are not complied with, this Company shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preference, and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d)(iv) hereof.

(iv) The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) business days prior to the stockholders’ meeting called to approve such transaction, or ten (10) business days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) business days after the Company has given the first notice provided for herein or sooner than ten (10) business days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as it determined by dividing the Series A Original Issue Price, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price per share shall be the Series A Original Issue Price; provided, however, that such Conversion Price shall be subject to adjustment as set forth in subsection 4(d).

b. Automatic Conversion. Each share of Preferred Stock shall automatically be convened into shares of Common Stock at the then-effective Conversion Price, upon the earlier of (i) the date specified by written consent or agreement of holders of at least 66  2/3% of the shares of Preferred Stock then outstanding, or (ii) immediately upon the closing of the sale of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”) other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, at a public offering price equal to or exceeding $5.00 per share of Common Stock (as adjusted for stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like with respect to such shares) and which results in aggregate cash proceeds to the Company of $20,000,000 (net of underwriting discounts and commissions).

c. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Preferred Stock, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with a Change of Control Transaction, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the Change of Control Transaction, in which event (i) the holder shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such Change of Control Transaction and (ii) the holder shall be entitled to rescind such notice of conversion for five days after the giving of any notice of a material change in terms pursuant to Section 2(d)(iv).

d. Conversion Price Adjustments. For purposes of this Section 4(d), changes, to the Series A Conversion Price shall affect the conversion of the Series A Preferred Stock into Common Stock. The Series A Conversion Price shall be subject to equitable and proportional adjustment in the event of stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like and subject to adjustment from time to time as follows:

(i) (A) In the event the Company at any time after the Original Issue Date (as hereinafter defined) shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(i)(F)) without consideration or for a consideration per share less than the Series A Conversion Price, in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued, provided that for the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, i.e., all shares of Common Stock issuable upon the exercise, conversion or exchange of outstanding options, warrants, convertible securities and Series A Preferred Stock, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(i)(F) below, such Additional Shares of Common Stock shall be deemed to be outstanding.

(B) “Original Issue Date” shall mean, if for the Series A Preferred Stock the date upon which the first share of Series A Preferred Stock is first issued.

(C) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(E) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of my accounting treatment

(F) In the event the Company at any time or from time to time after the Original Issue Date shall issue any options or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options or, in the case of convertible securities and options for convertible securities or for Series A Preferred Stock, the conversion or exchange of such convertible securities or Series A Preferred Stock, than be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Share of Common Stock shall not be deemed to have been issued of purposes of an adjustment of the Series A Conversion Price, unless the consideration per share (determined pursuant to Sections 4(d)(i)(D) and (E) hereof) of such Additional Shares of Common Stock would be leas than the Series A Conversion Price, in effect on the date of and immediately prior to such issue, or such record date, as the case may be. and; provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of convertible securities, Series A Preferred Stock or shares of Common Stock upon the exercise of such options or conversion or exchange of such convertible securities or Series A Preferred Stock;

(2) if such options or convertible securities by their terms provide with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in me number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof the Series A Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record dale with respect therein), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or the rights of conversion or exchange under such convertible securities (provided, however, that no such adjustment of the Series A Conversion Price, shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

(3) upon the expiration of any such options or any rights of conversion or exchange under such convertible securities which shall not have been exercised, the Series A Conversion Price, computed upon (he original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustment* based thereon shall, upon such expiration, be recomputed as if:

a) in the case of convertible securities or options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any. actually issued upon the exercise of such options or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Company for the issue of such options, whether or not exercised, plus the consideration actually received by the Company upon such exercise ox for the issue of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

b) in the case of options for convertible securities or Series A Preferred Stock, only the convertible securities or Series A Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of such options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Sections 4(d)(i)(D) and (E) hereof) upon the issue of the convertible securities or Series A Preferred Stock, with respect to which such options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A Conversion Price, to an amount which exceeds the lower of (i) the Series A Conversion Price, on the original adjustment date, or (ii) the Series A Conversion Price, that would have resulted from any issuance of Additional Sham of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any options which expire by their terms not shares more than thirty (30) days after the date of issue thereof, no adjustment of the Series A Conversion Price, shall be made until the expiration or exercise of all such options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

(6) if such record date shall have been fixed and such options or convertible securities are not issued on the date fixed therefor, the adjustment previously made in the Series A Conversion Price, which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A Conversion Price, shall be adjusted pursuant to this Section 4(d)(i)(F) as of the actual date of their issuance.

(ii) “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(F) by this Company after the Original Issue Date other than:

(A) up to 2,300,000 shares of Common Stock issuable or issued to employees, consultants rendering services to the Company or directors (if in transaction with primarily non-financing purposes) of this Company pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company and the Compensation Committee thereof, if applicable;

(B) shares of Common Stock issued or issuable in connection with bona fide acquisitions, mergers, technology licenses or purchases, corporate partnering agreements or similar transactions, the terms of which are approved by the Bond of Directors of the Company;

(C) shares of Common Stock issued or issuable (i) in a public offering before or in connection with which all outstanding shafts of Preferred Stock will be converted to Common Stock or ((ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D) shares of Common Stock issued or issuable to financial institutions, landlords or lessors in connection with commercial credit agreements, real estate transactions, equipment financings or similar transactions;

(E) upon conversion of shares of Preferred Stock.

(iii) If the member of shares of Common Stock outstanding at any time after the Original Issue Date is increased or decreased as the result of stock splits, reverse splits, stock dividends, combinations, recapitalizations or the like with respect to the outstanding shares of Common Stock, then, following the record date of such stock split, reverse split, stock dividend, combination, recapitalization or the like, the Conversion Price of the Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be adjusted in proportion to such increase or decrease in outstanding shares of Common Stock.

e. Other Distributions. In the event this Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

f. Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2, but including any Change of Control Transaction which the holders of 66  2/3% of the Series A Preferred Stock determine Shall not be treated as a liquidation) provision shall be made so that the holders, of Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of tie Company or Otherwise, to which a holder of Common Stock deliverable upon convention would have been entitled on such recapitalization, in any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each series or class of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

g. No Impairment This Company will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

h. No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued that be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the lime converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

((ii)) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, this Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Company shall, upon the written request at any time of any bolder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price for such Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

i. Notices of Record Date. In the event of any taking by this Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any Other securities or property, or to receive any other right, this Company shall mail to each bolder of Preferred Stock, at least ten (10) business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

j. Reservation of Stock Issuable Upon Conversion. This Company shall at all times reserve and keep available out of its authorized but unissued shares of Common stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of

Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

k. Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

5. Voting Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

The holders of the Preferred Stock shall vote together with the holders of the Common Stock on all matters, except that (i) only the holders of at least a majority of the then outstanding shares of Series A Preferred Stock shall be entitled to elect, voting together as a class, four (4) directors of the Company’s Board of Directors and shall not otherwise be permitted to vote with the Common Stock as to the election of directors (provided that if no shares of Series A Preferred Stock remain outstanding, then the holders of at least a majority of the then outstanding shares of Common Stock shall be entitled to elect, voting together as a class, such four (4) directors), (ii) only the holders of at least a majority of the then outstanding shares of Common Stock shall be entitled to elect, voting together as a class, two (2) directors of the Company’s Board of Directors and shall not otherwise be permitted to vote with the Preferred Stock as to the election of directors, and (in) the holders of at least a majority of the then outstanding shares of Preferred Stock and Common Stock shall be entitled to elect, voting together as a class, the remaining director or directors.

6. Protective Provisions. Subject to the rights of series or classes of Preferred Stock which may from time to time come into existence in accordance with the following Protective Provisions, this Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66  2/3% of the then outstanding shares of Series A Preferred Stock voting as a separate class:

a. sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other company (other than a wholly-owned subsidiary company) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this Section 6(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company;

b. amend or modify the Restated Certificate of Incorporation or Bylaws of the Company;

c. amend or change the rights, preferences or privileges of the Series A Preferred Stock;

d. authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation;

e. redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

f. increase or decrease the authorized Preferred Stock;

g. reclassify or recapitalize the capital stock of the Company;

h. effect the liquidation of the Company; or

i. issue (directly or pursuant to the exercise of any option) or authorize or reserve for issuance to employees, consultants and directors as equity incentive compensation in excess of 2,500,000 shares of Common Stock, whether or not pursuant to a benefit plan, and taking into account all such shares that have been so issued, authorized or reserved as of the dale of filing of this Restated Certificate of Incorporation.

In addition, the consent of 66  2/3 % of the Series A Preferred Stock, shall be required for any action that (i) adversely effects the rights, preferences or privileges of the Series A Preferred Stock in a manner different from that of other classes of Preferred Stock that might be created, (if) creates or is likely to create a conflict of interest between the Series A Preferred Stock and any other class of Preferred Stock that might be created, or (iii) creates a class or series of stock or any other securities convertible into equity securities of the Company having a preference over the Series A Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be convened pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Company. The Restated Certificate of Incorporation of the Company shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital stock.

C. Common Stock.

1. Dividend Right. Subject to the prior rights of holder of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and at declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed to the holders of the Common Stock as provided in Article IV(B)2.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of try stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V.

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.

ARTICLE VI.

The number of directors of the Company shall be such number as set forth in the Company’s Bylaws, as amended:

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such places or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE IX.

The Company is to have perpetual existence.

ARTICLE X.

The Company reserves the right to amend, altar, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that any provision requiring the vote or consent of more than a majority of a class or series of shares shall not be amended unless such amendment shall have received the vote or consent of the requisite percentage of such class or series of shares originally required to give such vote or consent.

ARTICLE XI.

(A) Limitation of Directors’ and Officers’ Liability Indemnification.

(1) To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article XI, nor the adoption of any provisions of this Restated Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(2) To the fullest extent permitted by applicable law, this Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Company (and any other persons to which Delaware law permits this Company to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

(B) Repeal or Modification. Neither any amendment, repeal or modification of the foregoing provisions of this Article XI by the stockholders of this Company, nor the adoption of any provision of this Company’s Restated Certificate of Incorporation inconsistent with this Article XI, shall adversely affect any right or protection of an agent of the Company existing at the time of such amendment, repeal or modification.

IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Incorporation to be signed by Lawrence Steinman, its President, as of July 31, 2002.

Tolerion, Inc.

/s/ Lawrence Steinman
Name:	Lawrence Steinman
Title:	President

EXHIBIT B

Capitalization Table

Bayhill Therapeutics, Inc.

Summary Capitalization Table

Authorized	Shares
Common Stock Authorized:	26,562,501
Preferred Stock Authorized:	16,550,000
Designated as Series A Preferred Stock:	16,550,000
TOTAL AUTHORIZED:	43,112,501

Outstanding
Common Stock Outstanding:	2,515,958
Series A Preferred Stock Outstanding:	14,550,000
TOTAL SHARES OUTSTANDING:	17,065,958

2002 Equity Incentive Plan
Options Available for Grant:	806,784
Options Outstanding:	1,677,258
Stock Option Pool:	2,500,000

Warrants
Common Stock Warrants Outstanding:	0
Series A Preferred Stock Warrants Outstanding:	62,500
Total Warrants Outstanding:	62,500

Fully Diluted
Common Stock:	2,515,958
Series A Preferred Stock:	14,550,000
Options Available:	806,784
Options Outstanding:	1,677,258
Reserved for Warrants:	62,500

19,612,500

1.

BAYHILL THERAPEUTICS, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 is made as of March 15, 2004, between BAYHILL THERAPEUTICS, INC., a Delaware corporation (the “Company”), and the Investors set forth on the signature pages hereto.

The Company and the Investors are parties to that certain Amended and Restated Investor Rights Agreement, dated as of July 31, 2002 (the “Investors’ Agreement”). In connection with a working capital credit facility with Lighthouse Capital Partners V, L.P. (“LCP-V), the Company will issue warrants (the “Warrants”) to LCP-V and its affiliated fund, Lighthouse Capital Partners IV, L.P. (“LCP-IV” and together with LCP-V, “Lighthouse”) to acquire shares of the Company’s Series A Preferred Stock (the “Preferred Stock”).

As a condition to the financing, the Company has agreed to grant Lighthouse registration rights with respect to the shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock, and the Investors desire to amend the Investors’ Agreement to include Lighthouse thereunder.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Company hereby grants to Lighthouse the registration rights set forth in Section 1 of the Investors’ Agreement, subject to the terms and conditions therein, as may be amended from time to time, and the Company and the Investors hereby agree that (i) Lighthouse shall be deemed to be a “Holder” for purposes of Section 1 of the Investors’ Agreement and (ii) to include the Common Stock issuable upon conversion of the Preferred Stock issuable upon exercise of the Warrant as “Registrable Securities” thereunder.

2. The definition of “Registrable Securities” set forth in Section 1.1 of the Investors’ Agreement shall be amended in its entirety as set forth below:

“Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the shares of Common Stock issued or issuable upon conversion of any shares of Preferred Stock issued or issuable upon exercise of the warrants to purchase Series A Preferred Stock issued to Lighthouse in connection with an working capital credit facility, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (i), clause (ii) and this clause (iii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Holder in a transaction in which its rights under this Agreement are not assigned. Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

3. The following new definition is added to Section 1.1 of the Investors Agreement:

“Lighthouse” means Lighthouse Capital Partners V, L.P. and Lighthouse Capital Partners IV, L. P.

4. For purposes of the Investors’ Agreement, Lighthouse and any other holder of the Warrants and the Preferred Stock issuable upon exercise thereof shall be deemed to be the record holder or holders of the Registrable Securities issuable directly or indirectly upon exercise and conversion thereof.

1.

5. All notices and other communications under the Investors’ Agreement shall be made to Lighthouse at the address specified below and thereafter at such other address, notice of which is given in accordance with Section 3.5 of the Investors’ Agreement:

Lighthouse Capital Partners V, LP. and Lighthouse Capital Partners IV, L.P.

500 Drakes Landing Road

Greenbrae, California 94904-3011

Attn: Contract Administration

Phone: (415) 464-5900

Fax: (415) 925-3387

6. The Investors’ Agreement as modified herein shall remain in full force and effect as so modified.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BAYHILL THERAPEUTICS, INC.

By:	/s/ John P. Walker
Name:	John P. Walker
Title:	Chairman

Agreed and Accepted:
LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By:	LIGHTHOUSE MANAGEMENT PARTNERS V, L.L.C., its general partner

By.
Name:
Title:

LIGHTHOUSE CAPITAL PARTNERS IV, L.P.

By:	LIGHTHOUSE MANAGEMENT PARTNERS IV, L.L.C., its general partner

By:
Name:
Title:

2.

U.S. Venture Partners VII, L.P.			MORGENTHALER PARTNERS VII, L.P.
USVP VIII Affiliates Fund, L.P.
USVP Entrepreneur Partners VIII-A, LP.			By:	/s/ James Broderick
USVP Entrepreneur Partners VIII-B, L.P.			Name:	James Broderick, M.D.
By		Presidio Management Group VIII, L.L.C.	Title:	General Partner
The General Partner of Each

By:		/s/ Philip M. Young
Philip M. Young/Managing Member

LATTERELL VENTURE PARTNERS, L.P.			LATTERELL VENTURE PARTNERS II, L.P.

By:		Latterell Capital Management, L.L.C., its general partner	By.	Latterell Capital Management II, L.L.C., its general partner

	By:	/s/ Patrick F. Latterell	By:	/s/ Patrick F. Latterell
		Patrick F. Latterell, Managing Member		Patrick F. Latterell, Managing Member

VERTICAL FUND I, L.P.			VERTICAL FUND II, L.P.

By:		The Vertical Group, L.P., General Partner	By:	The Vertical Group, L.P., General Partner

By:		John Runnells, General Partner	By:	John Runnells, General Partner

4.

CMEA VENTURES LIFE SCIENCES 2000, L.P.		CMEA VENTURES LIFE SCIENCES 2000, CIVIL LAW PARTNERSHIP

By:	/s/ David J. Collier	By:	/s/ David J. Collier
Name:	David J. Collier, MD	Name:	David J. Collier, MD
Title:	General Partner	Title:	General Partner

LATHAM & WATKINS		THE MENDELSON FAMILY TRUST

By:	/s/ Christopher Kaustman	By:	/s/ Alan C. Mendelson
Name:	Christopher Kaustman	Name:	Alan C. Mendelson
Title:	Partner